Exhibit J
Consent of Independent Registered Public Accounting Firm
We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information of Long/Short Commodities Strategy Fund, Multi-Hedge Strategies Fund, Commodities Strategy Fund and Managed Futures Strategy Fund, and to the incorporation by reference in this Registration Statement of Rydex Series Funds (Form N-1A)(Post-Effective Amendment No. 103 to File No. 033-59692; Amendment No. 104 to File No. 811-07584) of our reports dated February 28, 2011 on the financial statements and financial highlights of the Long/Short Commodities Strategy Fund, Managed Futures Strategy Fund, Multi-Hedge Strategies Fund, and Commodities Strategy Fund, included in the 2010 Annual Reports to shareholders.
/s/ Ernst & Young LLP
McLean, Virginia
April 26, 2011